Filed Pursuant to Rule 433

Registration Statement No. 333-183449

Dated February 18, 2014

ILLINOIS TOOL WORKS INC.

FINAL TERM SHEET

February 18, 2014

Issuer:	Illinois Tool Works Inc.

Size:	$650,000,000	$650,000,000	$700,000,000

Maturity:	February 25, 2017	March 1, 2019	March 1, 2024

Coupon (Interest Rate):	0.900%	1.950%	3.500%

Yield to Maturity:	0.947%	1.977%	3.542%

Spread to Benchmark Treasury:	28 basis points	50 basis points	83 basis points

Benchmark Treasury:	UST 0.625% due February 15, 2017	UST 1.500% due January 31, 2019	UST 2.750% due February 15, 2024

Benchmark Treasury Price and Yield:	99-28; 0.667%	100-03+; 1.477%	100-10+; 2.712%

Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing September 1, 2014

Redemption Provisions:	At any time at a discount rate of Treasury plus 5 basis points.	At any time at a discount rate of Treasury plus 10 basis points.	At any time prior to December 1, 2023, at a discount rate of Treasury plus 15 basis points; and on or after December 1, 2023, at 100% of the principal, plus accrued interest to the redemption date.

Price to Public:	99.861%	99.871%	99.648%

Settlement Date:	February 25, 2014 (T+5)

Ratings:	A2 (Moody’s); A+ (S&P)

CUSIP; ISIN:	452308 AS8; US452308AS83	452308 AU3; US452308AU30	452308AT6; US452308AT66

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Banca IMI S.p.A.

Barclays Capital Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

Commerz Markets LLC

Danske Markets Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Loop Capital Markets LLC

Mizuho Securities USA Inc.

nabSecurities, LLC

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated can arrange to send you the prospectus if you request it by calling or e-mailing Citigroup Global Markets Inc. at 1-800-831-9146, Goldman, Sachs & Co. at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com.